FIRST AMENDMENT TO THE
OPERATING EXPENSES LIMITATION AGREEMENT

    THIS FIRST AMENDMENT dated as of the 24th day of May, 2023, to the Operating Expenses Limitation Agreement, dated as of February 23, 2022, as amended (the “Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (“Trust”) and Kensington Asset Management, LLC, a Texas limited liability company (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to incorporate a newly created series of the Trust.

NOW, THEREFORE, the parties agree to amend and restate Appendix A as attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect

    IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.

MANAGED PORTFOLIO SERIES:

By:	/s/ Brian R. Wiedmeyer
Brian R. Wiedmeyer
President and Principal Executive Officer

KENSINGTON ASSET MANAGEMENT, LLC

By:	/s/ William Bower
William Bower
Executive Director

Appendix A

Series of Managed Portfolio Series	Operating Expenses Limit as a Percentage of Average Daily Net Assets of each Share Class

Kensington Managed Income Fund	1.35%
Kensington Dynamic Growth Fund	1.38%
Kensington Active Advantage Fund	1.35%
Kensington Defender Fund	1.49%